UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) December 10, 2004

WATSCO, INC.

(Exact name of registrant as specified in its charter)

Florida	1-5581	59-0778222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2665 South Bayshore Drive, Suite 901

Coconut Grove, Florida 33133

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (305) 714-4100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Enter into a Material Definitive Agreement

On December 10, 2004, Watsco, Inc., (the “Company”) entered into an unsecured five-year $100,000,000 revolving credit agreement (the “New Credit Agreement”) with seven lenders, Suntrust Bank as administrative agent (the “Administrative Agent”), Bank of America, N.A., as syndication agent, and Mizuho Corporate Bank, LTD., as documentation agent (the “Credit Facility”). The New Credit Facility replaces in its entirety, a three-year $225,000,000 facility entered into as of April 22, 2002 (the “Prior Credit Facility”). Proceeds from the New Credit Facility were used to pay $30,000,000 owed under the Prior Credit Facility and will be used further for general corporate purposes, including working capital, dividends, stock repurchases and permitted acquisitions.

The terms of the New Credit Facility also provide for a $15,000,000 swingline subfacility and a $10,000,000 letter of credit subfacility. As of the date hereof, $30,000,000 of borrowings were outstanding under the New Credit Facility. See “Item 1.02. Termination of a Material Definitive Agreement” below. At the Company’s election, provided no Event of Default has occurred, the Company may increase the commitment under the New Credit Facility from $100,000,000 to $150,000,000.

The interest rate charged under the New Credit Agreement varies depending on the types of advances or loans the Company selects under the New Credit Facility. Borrowings under the New Credit Facility bear interest at primarily LIBOR-based rates plus a spread which ranges from 47.5 to 125 basis points (LIBOR plus 47.5 basis points as of the date hereof) depending upon the Company’s ratio of total debt to EBITDA. The Company pays a variable commitment fee on the unused portion of the commitment, ranging from 12.5 to 25 basis points. Alternatively, the Company has the option to elect to have borrowings under the New Credit Facility bear interest at the higher of the prime rate announced by the Administrative Agent or the Federal Funds Rate plus 50 basis points.

The New Credit Facility contains customary affirmative and negative covenants and warranties, including certain financial covenants with respect to the Company’s leverage, interest and debt coverage ratios and limits the level of capital expenditures and dividends and stock repurchases in addition to other restrictions. It also contains customary Events of Default (as defined in the Credit Facility). If the Company experiences any Event of Default other than events of bankruptcy in its obligations under the New Credit Facility, then, to the extent permitted in the New Credit Facility, the Administrative Agent may terminate the commitments under the New Credit Facility and accelerate any outstanding loans under the New Credit Facility. Upon events of bankruptcy, the Company’s obligation under the New Credit Facility becomes immediately due and payable. The Company’s performance and payment obligations under the New Credit Facility are guaranteed by all of the Company’s direct and indirect subsidiaries.

Certain of the lenders party to the New Credit Facility, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries, for which they have received, and will receive, customary fees and expenses.

The foregoing description of the New Credit Facility is qualified in its entirety be reference to the Credit Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

See the disclosures set forth in Item 1.01 above, the contents of which are incorporated by reference herein. On December 10, 2004, in connection with entering into the New Credit Facility, the Company’s Prior Credit Facility was terminated. The Company drew down $30,000,000 under the New Credit Facility to repay borrowings outstanding under the Prior Credit Facility. Additionally, under the terms of the New Credit Facility, $5,197,684 of the letters of credit outstanding under the Prior Credit Facility will remain outstanding on the terms and conditions set forth at the time of their issuance and reduce the availability under the New Credit Facility.

The Company incurred no penalties in connection with the termination of the Prior Credit Facility.

The foregoing description of the New Credit Facility and the termination of the Prior Credit Facility is qualified in its entirety be reference to the Credit Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the disclosures set forth in Item 1.01 and Item 1.02 above, the contents of which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
10.1	Revolving Credit Agreement, dated as of December 10, 2004, by and among Watsco, Inc., as Borrower, the Lenders From Time to Time Party Thereto, SunTrust Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, Mizuho Corporate Bank, Ltd., as Documentation Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WATSCO, INC.

Dated: December 16, 2004	By:	/s/ Ana M. Menendez
Ana M. Menendez,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Revolving Credit Agreement, dated as of December 10, 2004, by and among Watsco, Inc., as Borrower, the Lenders From Time to Time Party Thereto, SunTrust Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, Mizuho Corporate Bank, Ltd., as Documentation Agent.